AGREEMENT TO AMEND CERTAIN SECURED PROMISSORY NOTES

This Agreement to Amend Certain Secured Promissory Notes (“Agreement”) is made and entered into as of January 26, 2018, and shall amend certain Secured Promissory Notes dated September 25, 2017 in the principal amount of $650,000, and dated November 3, 2017 in the principal amount of $175,000 (together, the “Notes”), which Notes were issued by Hispanica International Delights of America, Inc., a Delaware corporation, to Shircoo, Inc. (the “Holder”).

For good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Holder hereby agrees to amend the Notes to provide the Holder with the ability to convert the Notes into shares of common stock, $0.001 par value (“Common Stock”) (“Conversion Shares”) as more particularly set forth in this Agreement.

Unless otherwise defined herein, defined terms herein shall have the meaning set forth in the Notes.

1.    Conversion. At any time until the Notes are no longer outstanding, the Notes shall be convertible, in whole or in part, into shares of Common Stock at the option of the Holder, at any time and from time to time. The Holder shall affect conversions by delivering to the Company written notice of conversion (each, a “Notice of Conversion”), specifying therein the principal amount of the Notes to be converted, accrued but unpaid interest thereon and the date on which such conversion shall be effected (such date, the “Conversion Date”). If no Conversion Date is specified in a Notice of Conversion, the Conversion Date shall be the date that such Notice of Conversion is deemed delivered hereunder. Conversions hereunder shall have the effect of lowering the outstanding principal amount of the applicable Note in an amount equal to the applicable conversion.

1.1                                                                                Conversion Price. The conversion price in effect on any Conversion Date shall be equal to $0.30, subject to adjustment herein (the “Conversion Price”).

1.2                                                                                Conversion Shares Issuable Upon Conversion of Notes. The number of Conversion Shares issuable upon a conversion hereunder shall be determined by the quotient obtained by dividing (x) the outstanding principal amount and accrued but unpaid interest due under the terms of the Notes to be converted by (y) the Conversion Price.

2.     Issuance of Default Shares. Upon the occurrence of an Event of Default under the terms of a Note, which Event of Default is continuing for a period of thirty (30) days after notice of such Event of Default has been delivered to the Company, in addition to any remedies available to Holder under the terms of the Note, or otherwise available to Holder, the Company shall issue to Holder that number of shares of Common Stock of the Company equal to 100,000 per thirty (30) day period in which such Event of Default continues past the date of the Event of Default (“Default Shares”), which number shall be prorated daily, so that, by way of example, if an Event of Default occurs and is continuing for thirty-five (35) days, the number of Default Shares shall be equal to 16,667 shares of Common Stock.

3.  Conflicts. Other than as specifically set forth in this Amendment, or the context otherwise requires, all of the other terms and conditions of the Agreement shall continue in full force and effect. To the extent of a conflict between the terms and conditions set forth in the Agreement and this Amendment, the terms hereof shall control.

IN WITNESS WHEREOF, this Agreement is executed as of the day and year first written above.

HISPANICA INTERNATIONAL DELIGHTS OF AMERICA,

INC.

By:/s/ Fernando Oswaldo Leonzo Name: Fernando Oswaldo Leonzo

Title: Chief Executive Officer

SHIRCOO, INC.

By:/s/ Masoud Toghraiem Name: Masoud Toghraiem Authorized Signatory